SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
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☐ Definitive Proxy Statement
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☑ Soliciting Material Pursuant to ss.240.14a-12
CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)
Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

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Koury Responds to Cape Fear Bank Corporation
     Wilmington, NC — July 1, 2008 — In response to the press release issued by Cape Fear Bank Corporation (NASDAQ: CAPE) on June 26, I was shocked by several of the inaccurate statements made by the company. I feel compelled to address the most egregious statements.
     We do not intend to sell Cape Fear Bank Corporation. Just like you, I want my investment to deliver the best return it can. With the problems that currently exist at the company, a sale of the company in today’s market does not make sense. With our proposed new leadership, the company can remedy its problems, and once resolved, can consider how best to maximize shareholder value.
     My interests and those of the gentlemen that I nominated are aligned with the shareholders. Unlike current management with its golden parachutes, I will receive the same consideration as every other shareholder in the event of a sale. I am a shareholder, nothing more. I want good, strong leadership at the companies in which I invest. My goal is to ensure that all shareholders of Cape Fear Bank Corporation have the benefit of an experienced and effective board of directors. I believe the gentlemen I nominated offer that opportunity for all shareholders and will be responsible to all shareholders, not just me.
     I have repeatedly asked to meet with the board of directors and been turned down. The board of directors of the company has steadfastly refused to meet with me or to discuss my vision for the company. For over nine months, I have asked to meet with management and the board of directors to discuss my plan and vision for the company. The board refused to speak with me last fall when I predicated that the bank was in trouble, that asset quality would deteriorate, and that the branch expansion was too costly. The board refused to negotiate with me last December when I offered to buy the company. The board refused to speak with me when I tried to avoid this proxy contest by seeking a mutual resolution of our differences by including two of my nominees on the company’s proposed slate of directors. My fear is that the board and Mr. Coburn have no plan or vision for the company, and that they will sell at any price to avoid allowing the shareholders an opportunity to vote on the election of directors at the annual meeting.
     The good news is that the company has finally stopped delaying and has set August 19, 2008 for the annual meeting of shareholders. I urge you to review the proxy materials from the company and from us when they arrive and make a wise decision.
Important Information
     Mr. Koury intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the nomination of Scott Sullivan, Milt Petty, Mort Neblett, Haywood Cochrane, Jr., James Mahan III, David Lucht, and Robert Isser (the “Koury Nominees”) to serve as directors of Cape Fear Bank Corporation. The definitive proxy statement will be sent to stockholders of Cape Fear Bank Corporation seeking their support of the Koury Nominees at Cape Fear Bank Corporation’s 2008 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about Mr. Koury, the Koury Nominees, Cape Fear Bank Corporation and related matters. Stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Mr. Koury with the SEC at the SEC’s web site at www.sec.gov.
     The following persons will be participants in the solicitation from Cape Fear Bank Corporation’s stockholders of proxies in favor of the Koury Nominees: Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott Sullivan, Milt Petty, Mort Neblett, Haywood Cochrane, Jr., James Mahan III, David Lucht, and Robert Isser (the “Opposition Group”). Such participants may have interests in the solicitation, including as a result of holding shares of Cape Fear Bank Corporation common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement to be filed by the Opposition Group with the SEC in connection with Cape Fear Bank Corporation’s 2008 Annual Meeting of Stockholders.
          Contact: Richard Grubaugh
          (212) 493-6950
          rgrubaugh@dfking.com